[Letterhead of Richards, Layton & Finger, P.A.]

November 8, 2012

To Each Of The Persons Listed

 On Schedule A Attached Hereto

Re:	SLM Student Loan Trust 2012-7

Ladies and Gentlemen:

We have acted as special Delaware counsel to SLM Student Loan Trust 2012-7 (the “Trust”), a Delaware statutory trust created pursuant to the Trust Agreement, dated as of October 9, 2012, among SLM Funding LLC, a Delaware limited liability company, as depositor (the “Depositor”), Deutsche Bank Trust Company Americas, as eligible lender trustee (the “Eligible Lender Trustee”), and Deutsche Bank Trust Company Delaware, as Delaware trustee (the “Delaware Trustee”), as amended and restated by the Amended and Restated Trust Agreement, dated as of November 8, 2012 (as amended and restated, the “Trust Agreement”), among the Depositor, the Eligible Lender Trustee, the Delaware Trustee and Deutsche Bank National Trust Company, as indenture trustee (the “Indenture Trustee”), acting as excess distribution certificate paying agent and excess distribution certificate registrar.    Capitalized terms used herein and not otherwise defined are used as defined in Appendix A to the Indenture (as defined below), except that reference herein to any document shall mean such document as in effect on the date hereof.

We have examined originals or copies of the following documents:

(a)	The Trust Agreement;

(b)
The Funding Interim Trust Agreement, dated as of November 8, 2012, between the Depositor and Deutsche Bank Trust Company Americas, as interim eligible lender trustee (the “Interim Eligible Lender Trustee”);

(c)	The Bluemont Funding Interim Trust Agreement, dated as of November 8, 2012, between Bluemont Funding LLC and the Bluemont Funding Eligible Lender Trustee;

(d)	The Town Center Funding Interim Trust Agreement, dated as of November 8, 2012, between Town Center Funding LLC and the Town Center Funding Eligible Lender Trustee;

(e)	The Town Hall Funding Interim Trust Agreement, dated as of November 8, 2012, between Town Hall Funding LLC and the Town Hall Funding Eligible Lender Trustee;

(f)
The VL Funding Interim Trust Agreement, dated as of November 8, 2012, between VL Funding LLC and the VL Funding Eligible Lender Trustee (the items listed in (b) through (f) above are hereinafter collectively referred to as the “Interim Trust Agreements”);

(g)	The Indenture, dated as of November 8, 2012 (the “Indenture”), among the Trust, as the issuer, the Eligible Lender Trustee and the Indenture Trustee;

(h)
The Administration Agreement, dated as of November 8, 2012, among Sallie Mae, Inc., as administrator (the “Administrator”), the Depositor, the Trust, the Master Servicer, the Indenture Trustee and the Eligible Lender Trustee;

(i)	The Servicing Agreement, dated as of November 8, 2012, by and among the Servicer, the Administrator, the Trust, the Indenture Trustee, and the Eligible Lender Trustee;

(j)
The Sale Agreement, dated as of November 8, 2012, among the Eligible Lender Trustee on behalf of the Trust, the Trust, the Interim Eligible Lender Trustee and the Depositor (the items listed in (g) through (j) above are hereinafter collectively referred to as the “Trust Documents”);

(k)	The Notes being issued today (the “Notes”);

(l)	A form of the Excess Distribution Certificate (the “Certificate”);

(m)	A certificate of the Eligible Lender Trustee;

(n)
A certified copy of the certificate of trust of the Trust which was filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on October 9, 2012 (the “Certificate of Trust”); and

(o)	A Certificate of Good Standing for the Trust, dated November 8, 2012, obtained from the Secretary of State.

We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein, and we have assumed that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein.  We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

1.      The Trust has been duly formed and is validly existing as a statutory trust under Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq. (the “Act”).

2.      The Trust has the power and authority under the Act and the Trust Agreement to execute, deliver and perform its obligations under the Trust Documents, to issue the Notes and the Certificate and to grant the Collateral to the Indenture Trustee as security for the Notes.

3.      The Trust has duly authorized the Certificate and the Notes, and when the Certificate has been duly executed and authenticated by the Eligible Lender Trustee and delivered upon the order of the Depositor in accordance with the Trust Agreement, the Certificate will be validly issued and entitled to the benefits of the Trust Agreement.

4.      The Trust Documents, the Notes and the Certificate have been duly authorized by the Trust.

5.      The Trust Agreement is a legal, valid and binding obligation of the Depositor, the Eligible Lender Trustee and the Delaware Trustee, enforceable against the Depositor, the Eligible Lender Trustee and the Delaware Trustee, in accordance with its terms.

6.      The Interim Trust Agreements are each legal, valid and binding obligations of the Depositor, the Eligible Lender Trustee, the Interim Eligible Lender Trustee,  the Bluemont Funding Eligible Lender Trustee, the Town Center Funding Eligible Lender Trustee, the Town Hall Funding Eligible Lender Trustee and the VL Funding Eligible Lender Trustee, respectively, each enforceable against the Depositor, the Eligible Lender Trustee, the Interim Eligible Lender Trustee, the Bluemont Funding Eligible Lender Trustee, the Town Center Funding Eligible Lender Trustee, the Town Hall Funding Eligible Lender Trustee and the VL Funding Eligible Lender Trustee, respectively, in accordance with their respective terms.

7.      Neither the execution, delivery and performance by the Trust of the Trust Documents, nor the consummation by the Trust of any of the transactions contemplated thereby, requires the consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action in respect of, any governmental authority or agency of the State of Delaware, other than the filing of the Certificate of Trust with the Secretary of State.

8.      Neither the execution, delivery and performance by the Trust of the Trust Documents, nor the consummation by the Trust of the transactions contemplated thereby, is in violation of the Trust Agreement or of any law, rule or regulation of the State of Delaware applicable to the Trust.

9.      To our knowledge, without independent investigation, there are no pending or threatened actions, suits or proceedings affecting the Trust before any court or other government authority of the State of Delaware which, if adversely decided, would materially and adversely affect the ability of the Trust to carry out the transactions contemplated by the Trust Documents.

The foregoing opinions are subject to the following exceptions, qualifications and assumptions:

A.      We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction.  The foregoing opinions are limited to the laws of the State of Delaware currently in effect.  We express no opinion with respect to (i) federal laws, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended, (ii) state securities or blue sky laws or (iii) laws relating to the particular nature of the Trust assets.

B.      We have assumed (i) except to the extent provided in paragraph 1 above, the valid existence of each party to the documents examined by us under the laws of the jurisdiction governing its organization, (ii) except to the extent provided in paragraph 2 above, that each party has the power and authority to execute and deliver, and to perform its obligations under, the documents examined by us, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) except to the extent provided in paragraphs 3 and 4 above, that each party has duly authorized, executed and delivered the documents examined by us, (v) that the Trust Agreement and the Interim Trust Agreements, respectively, each constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Trusts created thereby, and that the Trust Agreement, the Interim Trust Agreements and the Certificate of Trust for the Trust are in full force and effect and have not been amended, (vi) except to the extent provided in paragraphs 7 and 8 above, that the execution, delivery and performance of the documents examined by us by each of the parties thereto does not and will not violate or require any consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action under, any agreement, indenture or instrument to which it is a party or by which it is bound or any provision of any law, rule, regulation, judgment, order, writ, injunction or decree of any court or governmental authority applicable to it or any of its property, (vii) that the Trust derives no income from or connected with sources within the State of Delaware and has no assets, activities (other than having a Delaware trustee as required by the Act and the filing of documents with the Secretary of State) or employees in the State of Delaware, (viii) that the application of the laws of the State of Delaware to the Interim Trust Agreements would not be contrary to a fundamental policy of a jurisdiction (other than the State of Delaware) that (a) would be the jurisdiction of applicable law in the absence of an effective choice of law and (b) has a materially greater interest than the State of Delaware in the determination of a particular issue relating to the Interim Trust Agreements, and (ix) the transactions described in and relating to the Interim Trust Agreements have a substantial, reasonable and material relationship with the State of Delaware and there is a reasonable basis for the choice of the laws of the State of Delaware to govern the Interim Trust Agreements.

C.      The foregoing opinions regarding enforceability are subject to (i) applicable bankruptcy, insolvency, liquidation, moratorium, receivership, reorganization, fraudulent transfer and similar laws relating to and affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), (iii) applicable public policy with respect to the enforceability of provisions relating to indemnification or contribution and (iv) judicial imposition of an implied covenant of good faith and fair dealing.

D.      We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified.

E.      We express no opinion as to the creation, attachment, perfection or priority of any mortgage or security interest or the nature or validity of title to any property.

F.      We have not participated in the preparation of any offering materials with respect to the Notes and the Certificate and assume no responsibility for their contents.

G.      Notwithstanding any provision in the Trust Agreement or any Trust Document to the contrary, we note that upon the occurrence of an event of dissolution of the Trust, the Trust cannot make any payments or distributions to the beneficial owners of the Trust until creditors' claims are either paid in full or reasonable provision for payment thereof has been made.

H.      With respect to the enforceability of the Trust Agreement, we express no opinion as to the enforceability of provisions that purport to (i) restrict any right that a party may have to apply for a judicial dissolution of the Trust, (ii) impose transfer restrictions on the Certificateholders to the extent that a transfer occurs by operation of law or (iii) bind a Person that is not a party to the Trust Agreement.

I.      In basing the opinions set forth herein on “our knowledge,” the words “our knowledge” signify that no information has come to the attention of the attorneys in the firm who are directly involved in the representation of the Trust in this transaction that would give us actual knowledge that any such opinions are not accurate. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters.

This opinion may be relied upon by you in connection with the matters set forth herein.  Otherwise, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose; provided, however, copies of this opinion letter may be posted by the Trust or the Administrator to a password protected website accessible by any non-hired “nationally recognized statistical rating organization” (an “NRSRO”) that provides to the Trust or the Administrator the certification required by subsection (e) of Rule 17g-5 under the Securities Exchange Act of 1934, as amended (or any successor provision to such subsection) (“Rule 17g-5”), and agrees to keep this opinion letter confidential as contemplated by Rule 17g-5; provided, that no such NRSRO will be entitled to rely on this opinion letter, and each such NRSRO, by accessing a copy of this opinion letter, will be deemed to have agreed to comply with the terms of this sentence and not to provide copies of this opinion letter to any other person.

Very truly yours, /s/ Richards, Layton & Finger, P.A.

EAM/MFC/rmc

SCHEDULE A

Deutsche Bank Trust Company Americas	Bluemont Funding LLC
Deutsche Bank National Trust Company	Town Center Funding LLC
Deutsche Bank Trust Company Delaware	Town Hall Funding LLC
SLM Funding LLC	VL Funding LLC
Sallie Mae, Inc.	Barclays Capital Inc.
SLM Education Credit Finance Corporation	J.P. Morgan Securities LLC
SLM Student Loan Trust 2012-7	Deutsche Bank Securities Inc.
Fitch Ratings	Credit Suisse Securities (USA) LLC
Moody’s Investors Service, Inc.	RBC Capital Markets, LLC
RBS Securities Inc.